EXHIBIT 16.1
September 4, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Commissioners:

We have read the statements made by Remark Holdings, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Remark Holdings, Inc. dated September 4, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP